Exhibit 10.16

February 8, 2019

Ryan Hartman

Re:	Employment Terms

Dear Ryan:

On behalf of the Board of Directors (the “Board”) of World View Enterprises Inc. (“World View” or the “Company”) I am pleased to offer you employment at the Company on the terms set forth in this offer letter agreement (the “Agreement”).

Employment Position and Duties

You will be employed in the position of Chief Executive Officer (“CEO”). You will be expected to perform the customary duties of your position, duties specified in the Bylaws of the Company, and as may be required by the Board. You will report to the Board, and work at the Company’s corporate headquarters in Tucson, Arizona. During your employment with the Company, you will devote your full-time best efforts and business time and attention to the business of the Company. As an exempt salaried employee, you will be expected to be available and working during the Company’s regular business hours, and such additional time as appropriate to manage your responsibilities. The Company reserves the right to reasonably require you to perform your duties at places other than its corporate headquarters from time to time, and to require reasonable business travel, including international travel.

Your employment relationship with the Company will also be governed by the general employment policies and practices of the Company, except that if the terms of this Agreement conflict, this Agreement will control. The Board reserves the right to change your position, duties, reporting relationship, and work location, from time to time in its discretion.

Board Membership

Promptly after the commencement of your employment, the Company will use its best efforts to appoint you to serve as a member of the Company’s Board while you are employed as the CEO of the Company. You agree that in the event you are removed from the office of CEO, or your employment with the Company is terminated for any reason, either voluntarily or involuntarily, with or without Cause, you shall resign your position as a member of the Board simultaneously with the removal or termination.

Base Salary and Discretionary Performance Bonus

You will earn a salary at the rate of $29,166.67 per month ($350,000 annualized), less payroll deductions and withholdings (“Base Salary”), payable on the Company’s semi-monthly payroll schedule.

You will be eligible to earn a discretionary performance bonus of up to $100,000 annually (“Bonus”), based upon the Board’s assessment of your performance, and the Company’s attainment of goals, as determined by the Board in its sole discretion. Your Bonus eligibility will be evaluated on a “Bonus Year” basis, starting March 1 and concluding on the last day of February of the following calendar year. For your first Bonus Year (March 1, 2019 through February 29, 2020), your Bonus is guaranteed at the target level, and

Ryan Hartman

February 8, 2019

will be paid quarterly, subject to applicable payroll deductions and withholdings, on the first paydate of each Bonus Year quarter, starting with March 2019. After your first Bonus Year, no amount of the Bonus is guaranteed. Starting with the Bonus Year commencing March 1, 2020, your Bonus opportunity will be assessed and awarded and paid, if any is awarded, on an annual Bonus Year basis only. Following the close of a Bonus Year, the Board will determine whether you have earned a Bonus, and the amount of any Bonus, in its discretion. The Bonus, if earned, will be paid no later than May 31 after the Bonus Year to which it relates. No prorated Bonus can be earned. You must be an employee in good standing on any Bonus payment date, either quarterly or annual, in order to earn any Bonus award.

Equity Compensation

Subject to approval by the Board, the Company shall grant you an option under the World View Enterprises Inc. Amended and Restated 2014 Equity Incentive Plan (the “Plan”) to purchase up to 1,564,426 shares of the Company’s Common Stock (the “Option”) at the fair market value as determined by the Board as of the date of grant. The Option will be governed in full by the terms and conditions of the Plan and your individual grant agreement. The Option will be subject to a four (4)-year vesting period, under which 12/48ths of your total shares will vest on the one-year anniversary of your Start Date, and 1/48th of your total shares will vest each month thereafter on the same day of the month as the Start Date (or if there is no corresponding day, on the last day of the month), subject to your Continuous Service (as defined in the Plan) with the Company as of each such date. The Company will recommend that your grant agreement reflect that if, upon or within twelve (12) months after a Change in Control (as defined in the Plan) that occurs while you are CEO, either (a) you voluntarily terminate your employment for Good Reason (as defined below), or (b) your employment is terminated without Cause (as defined in the Plan), you will be eligible for accelerated vesting of all of your unvested shares under the Option, in exchange for a binding release and waiver of all claims against the Company, in a form acceptable to the Company.

For purposes of this Agreement, a termination for “Good Reason” means your voluntary resignation following one of the following actions taken without your express written consent: (a) a change in your position with the Company that materially reduces your level of authority or responsibility provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself result in a reduction of your level of authority or responsibility for purposes of this Agreement, (b) a material reduction in your base salary unless the salaries of all other senior executive officers of the Company are correspondingly and proportionately, (c) relocation of your principal workplace that would increase your one-way commute distance by more than thirty-five (35) miles, (d) breach by the Company of any material provision of this Agreement; provided that in order for a termination to be for Good Reason, the following events have occurred: (x) you provided written notice to the Board within the thirty (30)-day period immediately following such action; and (y) such action is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice; and (z) your resignation is effective not later than sixty (60) days after the expiration of such thirty (30)-day cure period.

Ryan Hartman

February 8, 2019

Signing Bonus

You are eligible to earn a signing bonus in the amount of $80,000, subject to payroll withholding and deduction (“Signing Bonus”). On the first paydate after the Start Date (as defined below), the Company will pay you an advance draw equal to the Signing Bonus, subject to payroll withholding and deduction. In order to earn and retain the Signing Bonus you must remain actively employed with the Company for eighteen (18) months after the Start Date. If you resign your employment for any reason, or your employment is terminated for Cause within eighteen (18) months after the Start Date, you will not earn the Signing Bonus or any portion of the Signing Bonus. You agree to repay the gross amount of the Signing Bonus advance draw upon your termination date, in the event that your employment is terminated by the Company for Cause or voluntarily by you, before you complete eighteen (18) months of service with the Company.

Housing Allowance

You are expected to complete the relocation of your primary residence, family, and household to the Tucson, Arizona area within a reasonable period of time, and no later than the date ninety (90) days after the Start Date. The Company will pay up to $1300 per month for up to four (4) months of corporate housing in the Tucson area in order to facilitate your family’s relocation. Such payments will be reported as income for tax purposes, if and as required by law.

Performance Review

Promptly after the first anniversary of your Start Date, the Board will conduct a review of your performance. Although your first year Bonus is guaranteed, the Board will provide an assessment of your performance and work with you to set goals for the following year. These goals and targets will be considered when evaluating your performance and awarding your Bonus for the following year. Performance reviews will occur every subsequent year to review your progress and award any Bonus.

Employee Benefits

As a regular, full-time employee, you will be eligible to participate in the Company’s standard employee benefits, pursuant to the terms and conditions of the benefit plans and applicable policies. Company policy does not provide for accrual of paid vacation. The Company may change employee benefits from time to time in its discretion. Details about these benefits are provided in the employee handbook and Summary Plan Descriptions, available for your review.

At-Will Employment Relationship

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without Cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement approved by the Board and signed by you and a duly authorized Member of the Board.

Ryan Hartman

February 8, 2019

Termination without Cause

Upon termination of your employment by the Company without Cause (as defined in the Plan), you will receive all accrued but unpaid Base Salary. In addition, subject to your fulfillment of the Release Obligation, as defined below, you will be eligible for the following severance benefits:

1.

Cash severance payments equal to six (6) months of Base Salary following the termination date, subject to payroll withholding and deduction (“Severance Payments”), and paid according to the Company’s regular payroll procedures. Payment of Severance Payments shall commence on the sixtieth (60th) day following your employment termination, which initial payment shall include a lump sum payment equal to the aggregate semi-monthly installments that would otherwise have been due during the period between the termination date and the sixtieth (60th) day, but for the sixty (60)-day delay in this provision. Thereafter, the remaining installments shall be paid on the Company’s regular paydays.

2.

Accelerated vesting such that the number of shares subject to the Option, and the number of shares of any other unvested equity you hold, that would have vested had you continued in employment with the Company for another six (6) months, shall vest (“Accelerated Vesting”). Accelerated Vesting shall take effect as of the earliest date you fulfill the Release Obligation, but shall be deemed effective as of your employment termination date.

“Release Obligation” means that (a) you have signed a general release and waiver of claims in favor of the Company and its affiliates, as part of a termination agreement acceptable to the Company that contains standard provisions including a nondisparagement provision and restrictive covenants to the maximum enforceable extent including without limitation a noncompetition covenant during the period you are eligible to receive Severance Payments, and (b) you have allowed the release and waiver to become fully effective without revocation during any applicable revocation period.

Termination for Cause

Upon termination of your employment for Cause (as defined in the Plan), you will be paid all accrued but unpaid Base Salary.

Termination Due to Death or Disability

Upon termination of your employment due to your death or Disability, you (or your estate) will receive all accrued but unpaid Base Salary. “Disability” shall mean your incapacity to perform the essential functions of your job for a period of ninety (90) consecutive calendar days, or for at least sixty-five (65) business days within a twelve (12)-month period, provided that the Board shall terminate for Disability only in compliance with the Family Medical Leave Act, and the Americans with Disabilities Act.

Compliance with Confidential Information Agreement and Company Policies

As a condition of employment, you must sign and comply with the Company’s standard form of Employee Confidentiality, Non-Solicitation, and Intellectual Property Assignment Agreement (the “Confidential Information Agreement”) which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

Ryan Hartman

February 8, 2019

Protection of Third Party Information

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises, or use in the performance of your duties, any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Outside Activities

Except with the prior written consent of the Board, you will not during your employment engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties.

During your employment, you agree not to acquire, assume or participate in, directly or indirectly, any entity, investment, or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, including any person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company.

Covenant Not to Compete

You agree that during your employment and for a period of six (6) months immediately following your employment termination for any reason, regardless of whether the termination decision is made by you or by World View, with or without cause and for any or no reason, you shall not, nor shall you permit any company, person, entity, or organization directly or indirectly controlled by you or any of your affiliates to, either directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, lender, consultant, agent, independent contractor, stockholder or otherwise, engage in any Competing Business worldwide. For purposes of this paragraph, a “Competing Business” shall mean any business that involves sub-orbital space travel and/or high-altitude ballooning, including, without limitation, for purposes of travel, research, communication, surveillance or any other purpose. You acknowledge that you may receive training, contacts, experience, and access to equipment, materials, facilities and confidential information, and that World View’s ability to receive economic profits from such training, contacts, experience, and access depends in part upon World View having assurance that you will not compete with World View under the restrictions set forth above. In addition to any other rights or remedies that World View may have in case of your violation, World View shall be entitled to injunctive relief without the necessity of proving actual damages. You may purchase or otherwise acquire up to one percent (1%) of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange, provided that you refrain from participating in the Competing Business activities of such enterprise.

Ryan Hartman

February 8, 2019

Agreement to Arbitrate

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment with the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Tucson, Arizona by the American Arbitration Association. (“AAA”) or its successors. Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

Any such arbitration proceeding will be governed by AAA’s then applicable rules and procedures for employment disputes at https://www.adr.org/sites/default/files/EmploymentRules_Web2119.pdf, and which will be provided to you upon request. In any such proceeding, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. You and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law.

Section 409A

It is the intention of the parties that this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”), and this Agreement will be interpreted in a manner intended to comply with Section 409A. All payments under this Agreement are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv). Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and are not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, your date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date, together with simple interest on the amount of each delayed payment at the U.S. short term applicable federal rate as of the date of the separation from service. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. For

Ryan Hartman

February 8, 2019

purposes of Section 409A, your right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

Contingencies

Your employment is contingent upon a background check clearance, reference check, satisfactory proof of your right to work in the United States, and your qualification within a reasonable period of time for government security clearances at any level required by the Company’s business. In addition, your continued employment remains contingent upon remaining qualified for such security clearances. In the event you lose any required security clearance during your employment, resulting in your employment termination, such termination shall not be deemed “without Cause”. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

Entire Agreement

This Agreement, together with your Confidential Information Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Board and signed by a duly authorized Member of the Board.

This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

This Agreement shall be governed by the laws of the State of Arizona without regard to conflicts of law principles. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and pdf or other facsimile signatures shall be equivalent to original signatures.

Signing and Start Date

Please sign and date this Agreement, and the enclosed Employee Confidentiality, Non-Solicitation, and Intellectual Property Assignment Agreement and return them to me by February 15, 2019, if you wish to accept employment at World View under the terms described above. If you accept our offer, we would like you to start on the earliest date mutually agreeable to you and the Company. The first day that you report for work will be your Start Date for purpose of this Agreement.

Ryan Hartman

February 8, 2019

We are delighted to be making this offer and the Board looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

World View Enterprises Inc.

/s/ Thomas Ingersoll
Thomas Ingersoll
Executive Chairman and Interim CEO

Accepted:

/s/ Ryan Hartman
Ryan Hartman

9 February 2019
Date

Enclosure: Employee Confidentiality, Non-Solicitation, and Intellectual Property Assignment Agreement